Exhibit 11.1

NDC AUTOMATION, INC.
COMPUTATION OF EARNINGS PER SHARE
For The Year Ended November 30, 1999

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
                                                                                 FULLY
                                                                  PRIMARY        DILUTED
                                                                  EPS            EPS
                                                                  -------        -------
                                                     Exercise
NUMBER OF SHARES UNDERLYING OUTSTANDING   #shares    Price
                                         ----------------------
  OPTIONS   90 plan                        29,541    $0.79167     $ 23,386.72     $ 23,386.72
            93 plan                        51,800    $1.56000     $ 80,808.00     $ 80,808.00
                                              --     $    --      $       --      $       --
                                         ---------
                                           81,341
                                         =========                ---------------------------
PROCEEDS UPON EXERCISE OF OPTIONS                                 $104,194.72     $104,194.72
                                                                  ===========================
NUMBER OF SHARES UNDERLYING OUTSTANDING
  WARRANTS:                                                                 0               0
EXERCISE PRICE PER SHARE                                          $      0.00     $      0.00
PROCEEDS UPON EXERCISE OF WARRANTS                                $      0.00     $      0.00
                                                                  ---------------------------
TOTAL PROCEEDS                                                    $104,194.72     $104,194.72
                                                                  ===========================
MARKET PRICE OF COMMON STOCK
  AVERAGE DURING THE PERIOD ENDED November 30, 1999                     $0.42
  CLOSING AT November 30, 1999                                                          $0.28

SHARES THAT COULD BE REPURCHASED
  WITH TOTAL PROCEEDS                                                 249,568
                                                                  ===========
                                                                                      372,124
                                                                                =============

EXCESS OF SHARES UNDERLYING OPTIONS/WARRANTS
  OVER SHARES THAT COULD BE REPURCHASED
                                                                     (168,227)
                                                                                     (290,783)

COMMON STOCK EQUIVALENT SHARES                                              0               0
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING                                                      3,458,552       3,458,552
                                                                  ===========================

TOTAL AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES                                         3,458,552       3,458,552
                                                                  ===========================

NET INCOME                                                        $    19,753     $    19,753
                                                                  ===========================


EARNINGS PER SHARE                                                $     0.0057    $    0.0057
                                                                  ===========================
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